Exhibit 99.1
April 26, 2006
DTE Energy reports first quarter 2006 earnings up 11 percent;
maintains 2006 earnings guidance
     DETROIT — DTE Energy (NYSE:DTE) today reported first quarter 2006 earnings of $136 million, or $0.76 per diluted share, compared with $122 million, or $0.70 per diluted share in the first quarter of 2005.
     Operating earnings for the first quarter 2006 were $171 million, or $0.96 per diluted share, compared with first quarter 2005 operating earnings of $154 million, or $0.88 per diluted share. Operating earnings exclude non-recurring items, certain timing-related items and discontinued operations. Reconciliations of operating to reported earnings are included at the end of this news release.
     “I am very pleased with our strong first quarter growth, which I expect to continue throughout 2006,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “We are maintaining our focus on executing our utility and non-utility growth strategies while implementing the Performance Excellence Process, our customer-focused program to improve productivity and service.”
     Operating earnings results for the first quarter of 2006, by business unit, were as follows:
     Electric Utility: Operating earnings for Detroit Edison were $0.37 per diluted share versus $0.32 in the first quarter 2005. Driving this improved performance was the expiration of residential rate caps in January 2006, as well as the return of some Electric Choice customers. These benefits were partially offset by higher storm restoration expense and lower customer usage due to warmer weather compared with 2005.
     Gas Utility: Primarily consisting of MichCon, this segment had operating earnings of $0.26 per diluted share compared with $0.28 in the first quarter 2005. The key earnings driver was lower customer usage due to warmer weather than in 2005. This change was partially mitigated by higher rates and the allocation of interest expense from merger debt to the Corporate & Other segment resulting from MichCon’s April 2005 rate order.
     Power and Industrial Projects: Operating earnings for this segment were $0.18 per diluted share versus $0.37 in the first quarter of 2005. Performance for the quarter was negatively affected by an increase of $0.29 per diluted share compared with first quarter 2005 in accounting deferrals associated with the potential phase out of synfuel tax credits. The value of tax credits generated from synfuel production is reduced if the annual average calendar year “reference price” of oil exceeds a threshold price (estimated to be about $59 NYMEX for 2006) and is eliminated entirely if the reference price exceeds a phase-out price (estimated to be about $73 NYMEX for 2006). It is possible that the reference price will exceed the threshold price or the phase-out price, depending on the price of oil for the remainder of 2006. Until the company has near total certainty that the tax credits will retain their full value, synfuel revenue will be deferred. As a means to partially mitigate the risk of tax credit devaluation and protect synfuel cash flow, the company entered into oil price derivatives, which are marked to market until the contracts settle later in 2006. In the first quarter of 2006, DTE Energy recognized mark-to-market gains of $0.11 per diluted share more than in the first quarter of 2005.
     Unconventional Gas Production: Operating earnings for this segment were down by $0.01 per diluted share compared with the first quarter of 2005. Expanding operations in the Barnett shale contributed to increased expenses, and are expected to lead to significantly higher production and revenue in 2006 and future years. The company successfully drilled 31 wells and produced 5.3 billion cubic feet of natural gas equivalent (Bcfe) in its Antrim shale properties in the first quarter of 2006 and plans to drill approximately 130 wells and produce 22.4 Bcfe for the full year 2006. In its Barnett shale properties, the company successfully drilled 10 wells and produced 0.5 Bcfe in the first quarter of 2006, and plans to drill 55 wells and produce 4.1 Bcfe for the full year 2006.
     Fuel Transportation and Marketing: Operating earnings for this segment were $0.23 per diluted share, compared with a loss of $0.06 in the first quarter of 2005. The primary driver of the improved results was the flowback of timing-related losses from 2005.
     Corporate & Other: The Corporate & Other segment reported an operating loss of $0.08 per diluted share compared with a loss of $0.04 in the first quarter of 2005. Driving the change was the allocation of interest on merger debt from MichCon to corporate following MichCon’s April 2005 final rate order.
2006 Outlook
     As announced previously, DTE Energy expects 2006 operating earnings of $3.60 to $3.90 per diluted share, a 10 percent to 20 percent increase over 2005. DTE Energy also expects cash flow from operations of $1.10 billion to $1.15 billion in 2006, a 10 percent to 15 percent increase over 2005. This earnings and cash flow guidance assumes no oil price-related phase out of synfuel tax credits. Given current oil prices and uncertainty about pending legislation, a partial or full phase-out of tax credits is possible. If this occurs, it would be expected to adversely impact 2006 operating earnings and cash flow.
     “We expect strong performance in 2006 in both earnings and cash flow,” said David E. Meador, DTE Energy executive vice president and chief financial officer. “We are working hard at Detroit Edison and MichCon to mitigate the impact of higher fuel prices on our customers and earn up to our authorized return on equity through our Performance Excellence Process. In our non-utility businesses, we expect to continue our steadfast focus on value creation while investing in our full pipeline of growth opportunities.”
Conference Call and Webcast
     This earnings announcement, as well as a package of supplemental financial information, is available on the company’s website at www.dteenergy.com/investors.

     DTE Energy will conduct a conference call with the investment community at 8:30 a.m. EDT Thursday, April 27, to discuss first quarter 2006 earnings results. Investors, the news media and the public may listen to a live internet broadcast of the meeting at www.dteenergy.com/investors. The telephone dial-in numbers are (913) 312-1300 or (800) 665-0430. There is no passcode. The internet broadcast will be archived on the company’s website. An audio replay of the call will be available from 1 p.m. April 27 to May 10, 2006. To access the replay, dial (888) 203-1112 and enter passcode 9195412.
     Also on April 27, DTE Energy will hold its annual shareholder meeting. Earley and Gerard M. Anderson, DTE Energy president, will address shareholders at approximately 10 a.m. Investors, the news media and the public may listen to a live internet broadcast of the meeting at www.dteenergy.com/investors. The internet broadcast will be archived on the company’s website.
     Use of Operating Earnings Information — DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.
     In this release, DTE Energy provides 2006 operating earnings guidance. It is likely that certain items that impact the company’s 2006 reported results will be excluded from operating results. A reconciliation to the comparable 2006 reported earnings guidance is not provided because it is not possible to provide a reliable forecast of specific line items such as 2007 oil hedging costs, Performance Excellence Process restructuring charges and DTE2 implementation charges. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.
     DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.2 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.3 million customers in Michigan and other non-utility, energy businesses focused on power and industrial projects, fuel transportation and marketing, and unconventional gas production. Information about DTE Energy is available at www.dteenergy.com.
     The information contained herein is as of the date of this news release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this news release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This news release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.
     Factors that may impact forward-looking statements include, but are not limited to: the higher price of oil and its impact on the value of production tax credits, and the ability to utilize and/or sell interests in facilities producing such credits; the uncertainties of successful exploration of gas shale resources and inability to estimate gas reserves with certainty; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; economic climate and population growth or decline in the geographic areas where we do business; environmental issues, laws, regulations, and the cost of remediation and compliance; nuclear regulations and operations associated with nuclear facilities; implementation of electric and gas Customer Choice programs; impact of electric and gas utility restructuring in Michigan, including legislative amendments; employee relations and the impact of collective bargaining agreements; unplanned outages; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; the timing and extent of changes in interest rates; the level of borrowings; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; effects of competition; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations; contributions to earnings by non-utility subsidiaries; changes in federal, state and local tax laws and their interpretations, including the Internal

Revenue Code, regulations, rulings, court proceedings and audits; the ability to recover costs through rate increases; the availability, cost, coverage and terms of insurance; the cost of protecting assets against, or damage due to, terrorism; changes in accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; uncollectible accounts receivable; litigation and related appeals; and changes in the economic and financial viability of our suppliers, customers and trading counterparties, and the continued ability of such parties to perform their obligations to the Company. This news release should also be read in conjunction with the “Forward-Looking Statements” section in each of DTE Energy’s, MichCon’s and Detroit Edison’s 2005 Form 10-K (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy, MichCon and Detroit Edison.

Members of the Media — For Further Information:
Lorie N. Kessler	Scott Simons
(313) 235-8807	(313) 235-8808

Analysts — For Further Information:

Marc Siwak	Dan Miner
(313) 235-8030	(313) 235-8030

DTE Energy Company
Consolidated Statement of Operations (unaudited)

	Three Months Ended
	March 31
(in Millions, Except per Share Amounts)	2006	2005
Operating Revenues	$2,635	$2,309

Operating Expenses
Fuel, purchased power and gas	1,060	969
Operation and maintenance	1,021	893
Depreciation, depletion and amortization	225	208
Taxes other than income	92	91
Gains on sale of assets, net (1)	(5)	(76)

	2,393	2,085

Operating Income	242	224

Other (Income) and Deductions
Interest expense	133	128
Interest income	(12)	(14)
Other income	(12)	(12)
Other expenses	10	11

	119	113

Income (Loss) Before Income Taxes and Minority Interest	123	111

Income Tax Provision	58	38

Minority Interest (2)	(71)	(53)

Income from Continuing Operations	136	126

Loss from Discontinued Operations, net of tax	(1)	(4)

Cumulative Effect of Accounting Change, net of tax	1	—

Net Income	$136	$122

Basic Earnings per Common Share
Income from continuing operations	$.76	$.72
Discontinued operations	—	(.02)
Cumulative effect of accounting change	.01	—

Total	$.77	$.70

Diluted Earnings per Common Share
Income from continuing operations	$.76	$.72
Discontinued operations	—	(.02)
Cumulative effect of accounting change	—	—

Total	$.76	$.70

Average Common Shares
Basic	177	174
Diluted	178	175

Dividends Declared per Common Share	$.515	$.515

(1)	Primarily represents gains on the sale of interests in synfuel projects.

(2)	Primarily represents our partners’ share of synfuel project losses.

DTE Energy Company
Segment Net Income (Unaudited)

	Three Months Ended March 31
	2006			2005
	Reported		Operating	Reported		Operating
(in Millions)	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings
Electric Utility	$58	$8 A	$66	$55	$2 H	$57

Gas Utility	50	2 A	48	13	8 B	48
		(4) B			1 H

					26 I
Non-utility Operations
Power and Industrial Projects	(2)	1 A	30	68	(3) J	65
		(6) C
		26 D
		11 E
Unconventional Gas Production	1	—	1	1	—	1
Fuel Transportation and Marketing	41	—	41	(10)	—	(10)

	40	32	72	59	(3)	56

Corporate & Other	(12)	(3) B	(15)	(1)	(6) B	(7)

Income from Continuing Operations	136	35	171	126	28	154

Discontinued Operations	(1)	1 F	—	(4)	4 F	—

Cumulative effect of accounting change	1	(1) G	—	—	—	—

Net Income	$136	$35	$171	$122	$32	$154

Adjustments key
A) Performance Excellence Process	Costs to achieve savings from Performance Excellence Process
B) Effective tax rate normalization	Quarterly adjustment to normalize effective tax rate. Annual results not impacted
C) 2007 oil price option	Mark to market on 2007 synfuel oil hedges
D) 2006 oil price option rollback	Mark to market on 2006 synfuel oil hedges recognized in 2005
E) Impairment charge	Impairment charge PepTec operations
F) Impairment charge	Impairment charge and operating results relating to the discontinuance of Dtech operations
G) Cumulative effect of accounting change	Cumulative effect of a change in accounting principle from adoption of FASB No. 123-R
H) DTE2/SAP project costs	Incremental non-recurring DTE2/SAP project costs
I) April 2005 MPSC Gas	Impact of disallowances of 2002 gas costs and certain computer systems and equipment costs.
J) 2006 oil price option	Mark to market on 2006 synfuel oil hedges

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Three Months Ended March 31
	2006			2005
	Reported		Operating	Reported		Operating
(in Millions)	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings
Electric Utility	$0.33	$0.04 A	$0.37	$0.31	$0.01 F	$0.32

Gas Utility	0.28	0.01 A	0.26	0.07	0.05 H	0.28
		(0.03) B			0.01 F

					0.15 G
Non-utility Operations
Power and Industrial Projects	(0.01)	0.01 A	0.18	0.39	(0.02) H	0.37
		(0.03) C
		0.15 D
		0.06 E
Unconventional Gas Production	—	—	—	0.01	—	0.01
Fuel Transportation and Marketing	0.23	—	0.23	(0.06)	—	(0.06)

	0.22	0.19	0.41	0.34	(0.02)	0.32

Corporate & Other	(0.07)	(0.01) B	(0.08)	—	(0.04) B	(0.04)

Income from Continuing Operations	0.76	0.20	0.96	0.72	0.16	0.88

Discontinued Operations	—	—	—	(0.02)	0.02 I	—

Cumulative effect of accounting change	—	—	—	—	—	—

Net Income	$0.76	$0.20	$0.96	$0.70	$0.18	$0.88

Adjustments key
A) Performance Excellence Process	Costs to achieve savings from Performance Excellence Process
B) Effective tax rate normalization	Quarterly adjustment to normalize effective tax rate. Annual results not impacted
C) 2007 oil price option	Mark to market on 2007 synfuel oil hedges
D) 2006 oil price option rollback	Mark to market on 2006 synfuel oil hedges recognized in 2005
E) Impairment charge	Impairment charge PepTec operations
F) DTE2/SAP project costs	Incremental non-recurring DTE2/SAP project costs
G) April 2005 MPSC Gas	Impact of disallowances of 2002 gas costs and certain computer systems and equipment costs.
H) 2006 oil price option	Mark to market on 2006 synfuel oil hedges
I) Impairment charge	Impairment charge and operating results relating to the discontinuance of Dtech operations